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                           APPLICATION FOR WITHDRAWAL

                                       OF

                            BASIC TECHNOLOGIES, INC.


Issuer:  Basic Technologies, Inc.

Registration Statement:    Registration Statement on Form 10-SB
                           File No. 0-27635 (the "registration statement")
                           File October 13, 1999

Pursuant to the Rules of the Securities Acts, as amended, Basic Technologies, Inc., a Colorado corporation (the "Registrant"), hereby makes application to withdraw the above-referenced Registration Statement. The Registration Statement was filed by the Registrant with the Commission on October 13, 1999.


                                           BASIC TECHNOLOGIES, INC.

                                           By: /s/ BRYAN L. WALKER
                                              ----------------------------------
                                                   Bryan L. Walker,
                                                   President and Chief Executive
                                                   Officer